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MOORE & ASSOCIATES, CHARTERED ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use, in the registration statement on Form S-1 of Innocent, Inc., of our report dated February 25, 2008 on our audit of the financial statements of Innocent, Inc. as of November 30, 2007 and August 31, 2007, and the related statements of operations, stockholders' equity and cash flows for the three months ended November 30, 2007 and inception on September 27, 2006 through August 31, 2007 and September 27, 2006 (inception) through November 30, 2007, and the reference to us under the caption "Experts."








/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
March 31, 2008


















 Street2675 S. Jones Blvd. Suite 109, Las Vegas, NV, 89146
Tel: (702)253-7499 Fax (702)253-7501